Exhibit 99.1

Atlas Financial Holdings Announces Unaudited
Fourth Quarter 2018 Financial Results
Company to Hold Conference Call on Monday, March 4, 2019 at 5:00 p.m. ET
Fourth Quarter 2018 Financial Performance Summary:

•	Gross premiums written were $57.7 million for the three months ended December 31, 2018 compared to $54.2 million for the three months ended December 31, 2017.

•	Total revenue was $52.1 million for the three months ended December 31, 2018, a decrease of 11.7% from $59.0 million for the three months ended December 31, 2017.

•	Underwriting loss was $39.6 million in fourth quarter 2018 compared to $69.1 million in fourth quarter 2017.

•	The combined ratio was 175.5% in fourth quarter 2018 compared to 220.3% in fourth quarter 2017.

•	Net loss was $53.6 million, or $4.47 loss per common share diluted, in fourth quarter 2018 compared to a net loss of $54.3 million, or $4.48 loss per common share diluted, in fourth quarter 2017.

•	Annualized return on equity was a negative 284.6% in fourth quarter 2018 compared to negative 184.8% in fourth quarter 2017.
Full Year 2018 Financial Performance Summary:

•	Gross premiums written were $286.6 million in 2018, an increase of 3.9% from $276.0 million in 2017.

•	In-force premium was $286.1 million as of December 31, 2018, an increase of $17.6 million from $268.5 million as of December 31, 2017.

•	Total revenue was $221.8 million in 2018, a decrease of 0.1% from $222.0 million in 2017.

•	Underwriting loss was $21.2 million in 2018 compared to $48.5 million in 2017.

•	The combined ratio was 109.8% in 2018 compared to 122.5% in 2017.

•
Net loss was $36.9 million, or $3.08 loss per common share diluted, in 2018 compared to a net loss of $38.8 million, or $3.22 loss per common share diluted, in 2017, representing an increase in earnings per common share diluted of $0.14.

•
Book value per common share decreased $3.34 to $4.08 as of December 31, 2018 from $7.42 as of December 31, 2017. The decrease included a $3.06 decrease related to change in reserve estimates, a $0.10 decrease related to goodwill impairment and $1.68 change related to establishment of a valuation allowance against deferred tax assets.

•	Return on equity was a negative 52.9% in 2018 as compared to negative 35.6% in 2017.
Chicago, Illinois (March 4, 2019) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its unaudited financial results for the fourth quarter and year ended December 31, 2018.
Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Our financial results this year were impacted by our decision to make changes in our claim reserve estimates. Actuarial work conducted in connection with year-end indicated a need to increase reserve estimates for unpaid losses due primarily to bodily injury claims from accident years 2016 and prior. These claims are showing higher severity and have been open for longer periods than we had estimated. Specifically, we strengthened reserves to account for the possibility of higher costs for the tail on these prior accident years. While our use of predictive analytics in underwriting and claims is having a positive impact on claim closures, we are still addressing historic challenges affecting commercial automobile insurance generally and in our book of business specifically. However, we believe that claim closure data for more recent accident years demonstrates the fundamental efficacy of our predictive model-driven processes.“

Exhibit 99.1

Current Actions
To further strengthen its processes and review its capital allocation and opportunities, the Company is engaging industry experts with broad knowledge of insurance finance, analytics, claims-handling, reserve estimation, financial risk management, and capital efficiency. Management and the Company’s Board of Directors will examine the conclusions and recommendations of this work and report the results by mid-year.
Financial and Operational Review
Premiums Written: Gross premiums written was $57.7 million for the three months ended December 31, 2018 compared to $54.2 million for the three months ended December 31, 2017.
Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three months ended December 31, 2017, Atlas experienced growth in gross premiums written in its core business in 24 states for the three months ended December 31, 2018. Based on the Company’s commitment to optimize return on deployed capital, the Company utilizes predictive analytics based pricing coupled with its strong value proposition to grow market share in environments that are favorable and will reduce exposure to those that are more challenging.
Combined Ratio: Atlas’ combined ratio decreased for the three months ended December 31, 2018 to 175.5%, compared to 220.3% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three months ended December 31, 2018 was 142.5%, compared to 189.5% for the three months ended December 31, 2017. The loss ratio decreased over the prior year period primarily as the result of disciplined risk selection and improved pricing partially offset by the strengthening of reserves on prior accident years.

•
While the Company’s year-to-date loss ratio for 2018 is carried higher than the prior year, incremental loss ratio improvement is expected to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further benefit from the data and experience within its organization. Atlas believes this approach amplifies the value of the assets accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value for both customers and stakeholders.

•
Underwriting Expense Ratio: The underwriting expense ratio for the three months ended December 31, 2018 was 33.0% compared to 30.8% for the three months ended December 31, 2017. The ratio increased mainly because of increases in maintenance costs related to Atlas’ enterprise policy management software, bank charges, bad debt, depreciation and amortization, partially offset by decreases in DPAC amortization, boards, bureaus and association expenses and insurance department assessments during the quarter. As previously indicated, due to seasonality and the timing of certain expenses, the Company believes the full year expense ratio is a more indicative measure of efficiency that the ratio in any given quarter. Atlas remains focused on continually enhancing its value proposition through re-investment into research and development to ensure that its organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.

Exhibit 99.1

The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three months ended December 31,		Year ended December 31,
	2018 (unaudited)	2017	2018 (unaudited)	2017
Loss Ratio:
Current accident year	33.6%	59.2%	54.4%	59.5%
Prior accident years	108.9	130.3	26.8	35.0
Loss Ratio	142.5	189.5	81.2	94.5
Underwriting Expense Ratio:
Acquisition cost ratio	14.8	14.5	12.0	12.9
Other underwriting expense ratio	17.5	15.2	16.3	14.2
Deferred policy acquisition cost (“DPAC”) amortization ratio	0.1	0.6	(0.1)	0.4
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	32.4	30.3	28.2	27.5
Expenses recovered related to stock purchase agreement ratio	—	—	(0.2)	—
Share-based compensation expense ratio	0.6	0.5	0.6	0.5
Underwriting expense ratio	33.0	30.8	28.6	28.0
Total combined ratio	175.5%	220.3%	109.8%	122.5%
As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three months ended December 31,		Year ended December 31,
	2018 (unaudited)	2017	2018 (unaudited)	2017
Acquisition costs	14.2%	16.6%	15.0%	15.4%
Other insurance general and administrative expenses	13.7	13.7	13.8	12.7
DPAC amortization	0.1	0.6	(0.1)	0.3
Expenses recovered related to stock purchase agreements	—	—	(0.2)	—
Share-based compensation expense	0.5	0.4	0.5	0.5
Total underwriting expense ratio	28.5%	31.3%	29.0%	28.9%
Underwriting Results: Underwriting loss was $39.6 million for the three months ended December 31, 2018 compared to $69.1 million in the same period of the prior year.
Net Loss before Income Taxes: Net loss before income taxes was $42.1 million for the three months ended December 31, 2018 compared to $68.0 million in the same period of the prior year.
Income Taxes: Atlas recognized a net tax expense of $11.5 million for the three months ended December 31, 2018, which included an establishment of a valuation allowance against deferred tax assets, as compared to a tax benefit of $13.7 million in the same period of the prior year.
Net Loss: Atlas reported net loss of $53.6 million for the three months ended December 31, 2018 compared to a net loss of $54.3 million in the same period of the prior year.
Earnings per common share (“EPS”): Atlas generated $4.47 loss per common share diluted for the three months ended December 31, 2018 compared to $4.48 loss per common share diluted in the same period of the prior year.

Exhibit 99.1

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three months ended December 31, 2018 and 2017:

	Three months ended December 31,
	2018 (unaudited)	2017
Weighted average common shares outstanding	11,944,573	12,122,334
Dilutive average common shares outstanding	11,944,573	12,122,334
The effects of convertible instruments are excluded from the computation of earnings per common share diluted in periods in which the effect would be anti-dilutive. For the three months ended December 31, 2018 and 2017, all exercisable stock options were deemed to be anti-dilutive.

Balance Sheet/Investment Overview
Book Value: Book value per common share was $4.08 based on 11,961,902 common shares outstanding as of December 31, 2018, compared to $7.42 based on 12,178,857 common shares outstanding as of December 31, 2017. Book value per common share of $4.08 decreased by $3.34 relative to December 31, 2017 as follows:

$1.73	increase related to net income after tax and before items indicated below;
(3.06)	decrease related to the loss reserve estimate change;
(0.10)	decrease related to goodwill impairment; and
(1.68)	decrease related to valuation allowance against deferred tax assets related to net operating losses;
(0.01)	decrease related to the loss from change in fair value of equity securities;
0.04	increase related to the change in net realized investment gains after tax;
(0.23)	decrease related to the change in unrealized gains/losses after tax;
(0.09)	decrease related to share repurchases; and
0.06	increase related to share-based compensation.
$(3.34)	total decrease from December 31, 2017 book value per common share
Cash and Invested Assets: Cash and invested assets as of December 31, 2018 totaled $200.6 million as compared to $243.5 million as of December 31, 2017.
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of its portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of its business partners. As of December 31, 2018, the average life on the Company’s portfolio was 4.8 years with a duration of 3.8 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business. During fourth quarter 2018, the Company took steps to reduce its exposure to other than fixed income investments. The Company plans to continue to reduce its exposure to other than fixed income investments again in 2019.
Net Investment Losses / Net Investment Realized Gains: Atlas generated net investment losses of $554,000 for the quarter ended December 31, 2018 and net investment gains of $1.6 million for the quarter ended December 31, 2017. Atlas had $72,000 of net realized gains and $128,000 of net realized losses for the quarters ended December 31, 2018 and 2017, respectively. The decrease in net investment income resulted from lower returns on equity method investments and less interest income from collateral loans due to loan pay-offs, partially offset by higher interest income on our fixed income securities portfolio. The gross annualized investment yield on the Company’s fixed income securities was 2.7% and 2.4% for the quarters ended December 31, 2018 and 2017, respectively. The increase in the gross annualized yield was due to management’s decision to use the proceeds from the maturity and sales of certain fixed income securities to purchase fixed income securities with higher yields. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.7% and 0.3% for the quarters ended December 31, 2018 and 2017, respectively. The increase in the gross annualized yield on our cash investments was due to higher interest rates on

Exhibit 99.1

certain accounts and higher balances in accounts earning greater interest. Net realized gains for the quarter ended December 31, 2018 were primarily due to gains from the sale of equity securities, partially offset by losses from the sale of fixed income securities.
Beginning January 1, 2018, Atlas adopted Accounting Standards Update 2016-01, which requires changes in the unrealized market value of equities held at fair value to be recorded through net income. Atlas recorded a loss of $101,000 through net income for the quarter ended December 31, 2018 related to the changes in unrealized amounts on equities held at fair value.
Outlook for 2019
Mr. Wollney concluded, “We believe our thesis and foundation for long-term growth and underwriting profitability remain valid. We will be re-evaluating our traditional business with a focus on reducing loss ratio volatility while exploring ways to maximize new opportunities we’re cultivating with transportation network companies and related businesses. We also believe that increased deployment of in-vehicle technologies coupled with our specialty focus and innovative processes will overcome the challenges facing our business and the auto insurance industry in general.”

Conference Call Details
Date/Time:            Monday, March 4, 2019 - 5:00 p.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770
To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.
Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/afh/mediaframe/28989/indexl.html. Audio and a transcript of the call will be archived on the Company’s website.
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., and optOn Insurance Agency Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.
Financial Information
All financial and operating information contained in this press release for the fourth quarter and year ended December 31, 2018 is based on unaudited results which are subject to change upon completion of the audited financial statements for the year ended December 31, 2018. Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., UBI Holdings Inc., DriveOn Digital IP Inc. and optOn Insurance Agency Inc. Additional information about Atlas, including a copy of Atlas’ 2018 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S.

Exhibit 99.1

Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.
Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2018 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME
($ in ‘000s, except for share and per share data)

	Three months ended December 31,			Year ended December 31,
Condensed Consolidated Statements of (Loss) Income	2018		2017	2018	2017
	(unaudited)			(unaudited)
Net premiums earned	$52,506		$57,431	$218,218	$215,771
Net investment income	(554)		1,586	2,647	4,897
Loss from change in fair value of equity securities	(101)		—	(198)	—
Net realized gains (losses)	72		(128)	573	872
Other income	160		103	526	435
Total revenue	52,083		58,992	221,766	221,975
Net claims incurred	74,835		108,846	177,232	203,873
Acquisition costs	7,758		8,299	26,115	27,885
Other underwriting expenses	9,463		9,270	36,225	32,140
Amortization of intangible assets	98		98	390	390
Goodwill impairment loss	1,530	—	—	1,530	—
Interest expense	488		461	1,869	1,840
Expenses recovered pursuant to stock purchase agreement	—		—	(520)	—
Total expenses	94,172		126,974	242,841	266,128
Loss from operations before income taxes	(42,089)		(67,982)	(21,075)	(44,153)
Income tax expense (benefit)	11,507		(13,685)	15,811	(5,343)
Net loss attributable to common shareholders	$(53,596)		$(54,297)	$(36,886)	$(38,810)

Basic weighted average common shares outstanding	11,944,573		12,122,334	11,992,808	12,064,880
Earnings per common share, basic	$(4.47)		$(4.48)	$(3.08)	$(3.22)
Diluted weighted average common shares outstanding	11,944,573		12,122,334	11,992,808	12,064,880
Earnings per common share, diluted	$(4.47)		$(4.48)	$(3.08)	$(3.22)

Condensed Consolidated Statements of Comprehensive (Loss) Income

Net loss	$(53,596)		$(54,297)	$(36,886)	$(38,810)

Other comprehensive income (loss:)
Changes in net unrealized investment gains (losses)	930		(789)	(3,078)	437
Reclassification to net income	93		134	284	(49)
Effect of income taxes	(802)		229	—	(136)
Other comprehensive income (loss)	221		(426)	(2,794)	252
Total comprehensive loss	$(53,375)		$(54,723)	$(39,680)	$(38,558)

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	December 31, 2018	December 31, 2017
Assets	(unaudited)
Investments
Fixed income securities, available for sale, at fair value (amortized cost $133,213 and $158,411)	$129,991	$157,984
Equity securities, at fair value (cost $5,650 and $7,969)	5,929	8,446
Short-term investments	4,745	—
Other investments	25,043	31,438
Total Investments	165,708	197,868
Cash and cash equivalents	34,902	45,615
Accrued investment income	749	1,248
Premiums receivable (net of allowance of $5,115 and $3,418)	88,596	79,664
Reinsurance recoverables on amounts paid	12,388	7,982
Reinsurance recoverables on amounts unpaid	57,001	53,402
Prepaid reinsurance premiums	36,898	12,878
Deferred policy acquisition costs	7,309	14,797
Deferred tax asset, net	—	16,985
Goodwill, net	1,196	2,726
Intangible assets, net	3,755	4,145
Property and equipment, net	31,363	24,439
Other assets	19,899	20,754
Total Assets	$459,764	$482,503

Liabilities
Claims liabilities	$218,296	$211,648
Unearned premium reserves	134,040	128,043
Due to reinsurers	15,849	8,411
Notes payable, net	24,255	24,031
Other liabilities and accrued expenses	18,499	19,725
Total Liabilities	$410,939	$391,858

Shareholders’ Equity
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued: December 31, 2018 - 12,192,475 and December 31, 2017 - 12,164,041; shares outstanding: December 31, 2018 - 11,936,970 and December 31, 2017 - 12,164,041	$36	$36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: December 31, 2018 and December 31, 2017 - 0	—	—
Additional paid-in capital	202,298	201,105
Treasury stock, at cost: December 31, 2018 - 255,505 and December 31, 2017 - 0 shares of ordinary voting common shares	(3,000)	—
Retained deficit	(147,377)	(110,535)
Accumulated other comprehensive (loss) income, net of tax	(3,132)	39
Total Shareholders’ Equity	48,825	90,645
Total Liabilities and Shareholders’ Equity	$459,764	$482,503

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before income taxes includes both underwriting income and loss and net investment income, but excludes net realized gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by net claims incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Income Taxes ($ in ‘000s, except per share data)

	Three months ended December 31,				Year ended December 31,
	2018		2017		2018		2017
	(unaudited)				(unaudited)
Net loss	$(53,596)	$(4.47)	$(54,297)	$(4.48)	$(36,886)	$(3.08)	$(38,810)	$(3.22)
Add: income tax expense (benefit)	11,507	0.96	(13,685)	(1.13)	15,811	1.32	(5,343)	(0.44)
Add: expenses recovered pursuant to stock purchase agreement	—	—	—	—	(520)	(0.04)	—	—
Add: interest expense	488	0.04	461	0.04	1,869	0.16	1,840	0.15
Less: loss from change in fair value of equity securities	(101)	(0.01)	—	—	(198)	(0.02)	—	—
Less: net realized investment gains (losses)	72	0.01	(128)	(0.01)	573	0.05	872	0.07
Less: other income	160	0.01	103	0.01	526	0.04	435	0.04
Adjusted operating loss, before income taxes	$(41,732)	$(3.48)	$(67,496)	$(5.57)	$(20,627)	$(1.71)	$(43,620)	$(3.62)
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	December 31, 2018 (unaudited)	September 30, 2018	December 31, 2017	September 30, 2017	December 31, 2016
Total shareholders’ equity	$48,825	$101,855	$90,645	$144,397	$127,342
Accrued dividends on preferred shares	—	—	(333)	(333)	(333)
Total common equity	$48,825	$101,855	$90,312	$144,064	$127,009
Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net loss	$(53,596)	$(54,297)	$(36,886)	$(38,810)
Average equity	75,340	117,521	69,735	108,994
Return on average equity (annualized)	(284.6)%	(184.8)%	(52.9)%	(35.6)%

Net loss attributable to common shareholders	$(53,596)	$(54,297)	$(36,886)	$(38,810)
Average common equity	75,340	117,188	69,569	108,661
Return on average common equity (annualized)	(284.6)%	(185.3)%	(53.0)%	(35.7)%